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                                                                Exhibit 99.24



SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (MEADOW WOOD VILLAGE APARTMENTS LTD):


                                                                        THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,       MARCH 31,  MARCH 31,
                                         --------------------------     ---------  ---------
(000'S)                                  1997       1998       1999       1999       2000

Earnings:
  Pretax income (loss)                   $ 36       $135       $280       $101       $ 54

Fixed Charges:
  Interest expense                        731        715        672        158        183
                                         ----       ----       ----       ----       ----
              Total fixed charges         731        715        672        158        183

              Total earnings              767        850        952        259        237

              Total fixed charges         731        715        672        158        183

Ratio of earnings to fixed charges       1.05       1.19       1.42       1.64       1.30
                                         ====       ====       ====       ====       ====